Exhibit 99.3

American Oriental Bioengineering to Initiate A Phase One Clinical Trial in the United States Of AOBO-001 Oral Capsule

New York, March 9, 2008 — American Oriental Bioengineering, Inc. (NYSE: AOB) , a China-based pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products, announced today that the Company is initiating a phase one clinical trial of AOBO-001, an oral capsule developed from traditional Chinese herbal medicine for the treatment of urinary incontinence (UI) in the United States. The Company currently manufactures and markets the oral capsule in China under the Cease Enuresis Oral Capsule brand, which was approved by China’s State Food and Drug Administration (“SFDA”) in 2002.

UI has a significant impact on its sufferers’ quality of life and is associated with embarrassment, stigma, and shame.

According to Decision Resources, there were 400-500 million sufferers of urinary incontinence (UI) worldwide in 2007.

The U.S. Food and Drug Administration (“FDA”) accepted the Company’s Investigational New Drug (IND) for AOBO-001 in late 2008. The U.S. clinical trial phase one will commence shortly in order to evaluate the safety of AOBO-001 in American populations. During the development of AOBO-001 in the U.S., various preclinical and clinical studies also will be conducted in China or other regions, and all studies will be subject to relevant U.S. FDA regulations.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented “This is an important milestone in our product development initiatives. We have observed the efficacy of AOBO-001 on urinary incontinence in Chinese populations since 2002 when we launched Cease Enuresis Oral Capsules in China. When the first herbal drug, Veregen, was approved by the FDA in 2006, we further evaluated the profile of AOBO-001 in a series of laboratory tests. We believe that AOBO-001 is one of the herbal drug candidates with great development potential according to the Guidance for Industry, Botanical Drug Products issued by the FDA in 2004, and we are particularly excited about the market opportunity for AOBO-001 in the U.S. Given the history and usage of this prescription UI treatment, we are optimistic that we can navigate the U.S. FDA approval process in a time and cost efficient way.”

About AOBO-001

AOBO-001 oral capsule is developed from traditional Chinese herbal medicine for the treatment of UI. The selection of indication for AOBO-001 was based on previous clinical experiences. Potential effect of AOBO-001 on UI has been evaluated in various in vitro and in vivo models. Toxicity of this product was assessed through a series of toxicity studies under the conditions of GLP (Good Laboratory Practices) in China. AOBO has filed several patents in the past 12 months to protect the intellectual property of AOBO-001.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a China-based pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2008, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Integrated Corporate Relations, Inc.

Ashley M. Ammon

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